Exhibit 14.1

                          SUMMIT GLOBAL LOGISTICS, INC.
                      CHARTER OF THE COMPENSATION COMMITTEE
                            OF THE BOARD OF DIRECTORS

I.       PURPOSE

         The Compensation Committee (the "Committee") shall have overall responsibility with respect to designing, approving and evaluating executive compensation for Summit Global Logistics, Inc. (the "Company") and its subsidiaries.

II.      COMPOSITION

         The Compensation Committee shall consist of at least two directors appointed by resolution of the Board of Directors (the "Board") and shall serve at the discretion of the Board. All directors on the Committee shall satisfy the requirements from time to time in effect of (A) Section 162(m) of the Internal Revenue Code of 1986, as amended, for "outside directors," (B) Section 16 of the Securities Exchange Act of 1934, as amended, for "nonemployee directors," and
(C) the requirements of the Nasdaq Stock Market or such other stock market on which the Company's securities may be listed for "independent directors."

            The Committee's chairperson shall be designated by the Board or, if it does not do so, the Committee members shall elect a chairperson by vote of a majority of the Committee. The Committee may form and delegate authority to sub-committees when it deems appropriate.

III.     FUNCTIONS AND AUTHORITY

The Committee will:

         1. Periodically review and approve the Company's philosophy regarding executive compensation and compensation for employees of its subsidiaries who are not executives.

         2. Review and approve, for each officer of the Company who either (A) is subject to the reporting requirements of
                   Section 16 of the Securities Exchange Act of 1934, as amended; or (B) is a "named executive officer" as defined in
                   Item 402(a) of Regulation S-K (collectively, "Named Executive Officers").

                   (i)     the annual base salary level;

                   (ii)    bonus and other annual incentives;

                   (iii) options, equity grants and other long-term incentives;

                   (iv) employment agreements, severance arrangements, and change in control provisions/agreements, in each case to the extent applicable; and

                   (v) any other perquisites or supplemental benefits, other than those available generally to salaried employees.

         3. Review recommendations made by the Company's Chief Executive Officer for

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                   the compensation of the other Senior Officers.

         4 Evaluate the performance of the Named Executive Officers and other Senior Officers as the Committee may deem appropriate.

         5.        Meet in executive session when appropriate.

         6. Have the authority to review market data from third party consultants, trade associations others to assess the Company's competitive position for the various components of compensation.

         7. Annually review and discuss with management the compensation discussion and analysis and issue a report on executive compensation in accordance with applicable rules and regulations of the Securities and Exchange Commission for inclusion in the Company's Form 10-K or proxy statement, as the case may be.

         8. Have the authority to hire, review, and appropriate funds as needed matters of executive compensation with, an independent consultant, accountant or legal advisor on matters of executive compensation.

         9. Oversee the administration of, and approve the grants and terms of any grants of options or other equity awarded under, the Company's stock option and restricted stock and other equity-based compensation plans, which may include delegation of authority to the Company's Chief Executive Officer for purposes of issuing options to persons other than the Chief Executive Officer or other Senior Officers, incentive bonus, supplemental executive retirement and severance benefit plans.

         10. Recommend compensation for the Company's Board of Directors and each Committee thereof for review and approval by the Board.

IV.      MEETINGS

         The Committee will hold meetings as and when the Committee deems appropriate. The Committee may meet by telephone or video conference and may take action by written consent. A majority of the members of the Committee shall constitute a quorum; provided, however, that if the Committee consists of only two members, both members shall constitute a quorum.

V.       MINUTES AND REPORTS

         Minutes of each Committee meeting will be kept and distributed to each member of the Committee, members of the Board who are not members of the Committee and the Secretary of the Company. The Committee will report to the Board whenever so requested by the Board.